UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 13, 2015

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2015, the Board of Directors (the "Board") of Biolase, Inc., a Delaware corporation (the "Company"), upon recommendation by the Compensation Committee of the Board ("Compensation Committee"), approved and adopted the terms of the Biolase, Inc. Deferred Compensation Plan (the "Plan") effective as of December 31, 2015. The Plan is designed to provide non-employee directors and a select group of management or highly compensated employees of the Company at a level approved by the Compensation Committee (the "Participants") the opportunity to save for retirement on a tax-deferred basis by deferring all or part of their compensation. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The Participants may elect to defer up to 100% of their base salary, up to 100% of their annual bonus, up to 100% of director retainer fees, and up to 100% of annual grants of restricted stock units for that calendar year. All deferrals of base salary, bonus, and director retainer fees are 100% vested and vesting of deferrals of restricted stock unit awards are determined in accordance with the terms of the applicable awards. Distributions under the Plan will generally be made in the form of one lump sum payment, except that the Participants may elect to have distributions made in installments. Certain early distributions and subsequent deferrals are permitted under the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

November 19, 2015	By:	/s/ David C. Dreyer

Name: David C. Dreyer
Title: SVP and Chief Financial Officer